UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1
(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 3)*

Baxano Surgical, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

89385X 105
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89385X 105	13G	Page 2 of 14 Pages

1	NAMES OF REPORTING PERSONS. Advanced Technology Ventures VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 89385X 105	13G	Page 3 of 14 Pages

1	NAMES OF REPORTING PERSONS Advanced Technology Ventures VII (B), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 89385X 105	13G	Page 4 of 14 Pages

1	NAMES OF REPORTING PERSONS Advanced Technology Ventures VII (C), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 89385X 105	13G	Page 5 of 14 Pages

1	NAMES OF REPORTING PERSONS I.R.S. ATV Entrepreneurs VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 89385X 105	13G	Page 6 of 14 Pages

1	NAMES OF REPORTING PERSONS ATV Associates VII, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 89385X 105	13G	Page 7 of 14 Pages

1	NAMES OF REPORTING PERSONS ATV Alliance 2002, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 89385X 105	13G	Page 8 of 14 Pages

1	NAMES OF REPORTING PERSONS ATV Alliance Associates, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
0 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 89385X 105	13G	Page 9 of 14 Pages

Item 1

(a)  This statement on Schedule 13G/A relates to the common stock, par value $0.0001 per share (“Common Stock”) of Baxano Surgical, Inc., a Delaware corporation (the “Issuer”).

(b)  The principal executive offices of the Issuer are located at 110 Horizon Drive, Suite 230, Raleigh, North Carolina 27615.

Item 2

(a) The entities filing this statement are Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).

(b) The address of the principal place of business of each of the ATV Entities is 500 Boylston Street, Suite 1380, Boston, Massachusetts 02116.

(c) Each of the ATV Entities is a Delaware limited partnership or limited liability company.

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 89385X 105

Item 3 Not applicable.

CUSIP No. 89385X 105	13G	Page 10 of 14 Pages

Item 4 Ownership.

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G/A is provided as of December 31, 2014:

ATV Entity	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class

Advanced Technology Ventures VII, L.P.	0	0	0	0	0	0	0.0%

Advanced Technology Ventures VII (B), L.P.	0	0	0	0	0	0	0.0%

Advanced Technology Ventures VII (C), L.P.	0	0	0	0	0	0	0.0%

ATV Entrepreneurs VII, L.P.	0	0	0	0	0	0	0.0%

ATV Alliance 2002, L.P.	0	0	0	0	0	0	0.0%

ATV Associates VII, L.L.C.	0	0	0	0	0	0	0.0%

ATV Alliance Associates, L.L.C.	0	0	0	0	0	0	0.0%

Item 5 Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6 Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8 Identification and Classification of Members of the Group.

Not applicable.

CUSIP No. 89385X 105	13G	Page 11 of 14 Pages

Item 9 Notice of Dissolution of Group.

Not applicable.

Item 10 Certification.

Not applicable.

CUSIP No. 89385X 105	13G	Page 12 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2015

ADVANCED TECHNOLOGY VENTURES VII, L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ William C. Wiberg
	Name:	William C. Wiberg

	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (B), L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ William C. Wiberg
	Name:	William C. Wiberg

	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (C), L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ William C. Wiberg
	Name:	William C. Wiberg

	Title:	Managing Director

ATV ENTREPRENEURS VII, L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ William C. Wiberg
	Name:	William C. Wiberg

	Title:	Managing Director

ATV ALLIANCE 2002, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ William C. Wiberg
	Name:	William C. Wiberg

	Title:	Member Representative

ATV ASSOCIATES VII, L.L.C.

	By:	/s/ William C. Wiberg
	Name:	William C. Wiberg

	Title:	Managing Director

CUSIP No. 89385X 105	13G	Page 13 of 14 Pages

ATV ALLIANCE ASSOCIATES, L.L.C.

By:	/s/ William C. Wiberg
Name:	William C. Wiberg

Title:	Member Representative

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 89385X 105	13G	Page 14 of 14 Pages

EXHIBITS

A:           Joint Filing Statement (incorporated by reference from Exhibit A to Schedule 13G/A filed on February 13, 2009).